Exhibit 99.1

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Continued Capital Spending Reduction and
Cost Improvements in Its Second-Quarter 2014 Results

•	Decreases Year-over-Year Capital Spending by 77%, or $210 Million, to $61 Million and Improves Cash-Cost-Per-Ton Rates Across All Business Segments

•	Reports a Net Loss Attributable to Cliffs' Common Shareholders of $2 Million, or $0.01 Per Diluted Share

•	Reduces Full-Year Cash-Cost-Per-Ton Outlook for Bloom Lake Mine and Asia Pacific
Iron Ore

•	Achieves Record Quarterly Sales Volume of 2 Million Tons at Bloom Lake Mine

CLEVELAND—July 23, 2014—Cliffs Natural Resources Inc. (NYSE: CLF) today reported second-quarter results for the period ended June 30, 2014. Year-over-year consolidated revenues of $1.1 billion decreased $388 million, or 26%, from the prior year's second quarter. The lower revenues were primarily driven by significantly decreased market pricing for iron ore and metallurgical coal, as well as a 24% decrease in sales volume from the Company's U. S. Iron Ore operations. Cost of goods sold decreased by 17% to $1 billion, primarily driven by reduced volumes, lower idle costs, and favorable foreign exchange rates compared to the second quarter of 2013. Lower revenues significantly contributed to a 66% decrease in consolidated sales margin to $92 million, from $268 million in last year's comparable quarter. The consolidated sales margin also included $18 million in lower-cost-or-market adjustments in the North American Coal and Eastern Canadian Iron Ore business segments.

Gary Halverson, Cliffs' President and Chief Executive Officer, said, "We continue to take prudent and decisive actions to optimize the business in the face of continued commodity pricing pressures, which have created a challenging business climate for Cliffs and our industry. During the quarter, our team cut costs across the board and significantly reduced our capital expenditures, while enhancing our liquidity by successfully amending our revolving credit facility. We remain focused on controlling what we can control in a volatile environment, and are confident we have the right strategy to operate and extract value from our assets."

Cliffs' second-quarter 2014 SG&A and exploration expenses were $56 million and included $5 million in severance-related costs related to involuntary terminations during the quarter and $4 million in proxy-contest-related expenses. Excluding severance and proxy-contest-related costs, second-quarter 2014 SG&A and exploration expenses decreased $15 million, or 24%, when compared to the year-ago quarter.

During the second quarter of 2014, miscellaneous - net expense increased to $48 million and included $25 million in Wabush-related expenses, primarily associated with costs incurred to idle the facilities. Miscellaneous - net expense also included a $14 million penalty incurred from a minimum tonnage rail shipment contract not being met as a result of the delay in the Bloom Lake Phase II expansion, as well as an unfavorable impact of $11 million related to foreign currency exchange re-measurements.

Second-quarter 2014 results included an income tax benefit of $69 million versus an expense of $9 million reported in the previous year's comparable quarter. The benefit is attributable to the operating loss in the quarter versus operating income in the prior year's second quarter.

For the second quarter of 2014, Cliffs recorded a net loss attributable to Cliffs' common shareholders of $2 million, or $0.01 per diluted share, compared with a net income of $133 million, or $0.82 per diluted share, in the second quarter of 2013.

U.S. Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Volumes - In Thousands of Long Tons
Total sales volume	4,337	5,727	7,174	8,810
Total production volume	5,805	4,387	10,442	9,601
Sales Margin - In Millions
Revenues from product sales and services	$514.6	$701.7	$875.9	$1,111.8
Cost of goods sold and operating expenses	367.4	485.4	633.7	738.2
Sales margin	$147.2	$216.3	$242.2	$373.6
Sales Margin - Per Long Ton
Revenues from product sales and services*	$106.80	$110.32	$107.68	$113.63
Cash cost**	66.73	67.59	66.21	64.98
Depreciation, depletion and amortization	6.13	4.96	7.71	6.24
Cost of goods sold and operating expenses*	72.86	72.55	73.92	71.22
Sales margin	$33.94	$37.77	$33.76	$42.41

*	Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues per ton also exclude venture partner cost reimbursements.
**
Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton, which is a non-GAAP financial measure, that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies.

U.S. Iron Ore pellet sales volume was 4.3 million tons, compared with 5.7 million tons in the second quarter of 2013. The decrease was primarily driven by reduced vessel shipment availability due to the freeze on the Great Lakes, resulting in a delayed start of the 2014 shipping season, as well as lower export and other spot sales. This decrease was partially offset by increased demand from two customers.

Second-quarter 2014 revenues per ton were $106.80, down 3% from $110.32 in the year-ago quarter. The decrease was attributed to lower realized pricing from certain customer contracts and reduced year-over-year market pricing for iron ore, partially offset by a favorable customer mix.

Cash cost per ton in U.S. Iron Ore was $66.73, down 1% from $67.59 in the prior year's second quarter. The decrease was primarily driven by the absence of idle costs at the Empire and Northshore mines, which were partially idled in the second quarter of 2013. This was slightly offset by increased energy rates and higher maintenance costs.

Eastern Canadian Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Volumes - In Thousands of Metric Tons
Total sales volume	1,989	1,933	3,597	3,792
Total production volume	1,560	2,111	3,312	4,130
Sales Margin - In Millions
Revenues from product sales and services	$174.0	$213.9	$332.3	$459.2
Cost of goods sold and operating expenses	212.5	263.6	420.5	489.5
Sales margin	$(38.5)	$(49.7)	$(88.2)	$(30.3)
Sales Margin - Per Metric Ton
Revenues from product sales and services	$87.48	$110.66	$92.38	$121.10
Cash cost*	87.48	114.43	94.75	107.07
Depreciation, depletion and amortization	19.36	21.93	22.16	22.02
Cost of goods sold and operating expenses	106.84	136.36	116.91	129.09
Sales margin	$(19.36)	$(25.70)	$(24.53)	$(7.99)

*
Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton, which is a non-GAAP financial measure, that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies.

Eastern Canadian Iron Ore sales volume was 2.0 million tons, an increase of 3% versus the prior year's quarter, and reflected Bloom Lake Mine concentrate sales only. Bloom Lake Mine's second-quarter 2014 sales volume increased 33% versus last year's comparable quarter and was a record quarter for tons shipped. This was primarily driven by improved production rates and a Chinamax-sized vessel shipment that was delayed in the first quarter due to the adverse weather-related impact on logistics. The segment's sales volume increase was partially offset by an absence of sales from Wabush Mine, which shipped 500,000 tons in the prior year's second quarter, reflecting the mine's recent idling.

Revenues per ton in Eastern Canadian Iron Ore were $87.48, down 21% from $110.66 in the prior year’s second quarter. The lower per-ton revenues were attributed to a 19% year-over-year decrease in iron ore market pricing and product mix. The prior year's second-quarter product mix included iron ore pellets from Wabush Mine which sold at a premium compared to iron ore concentrate. The quarter's revenue decrease was partially offset by favorable impacts from lagging pricing mechanisms with Japanese customers of $7 per ton.

Cash cost per ton in Eastern Canadian Iron Ore was $87.48, down 24% from $114.43 in the year-ago quarter. The per-ton decrease was primarily attributable to the absence of Wabush Mine's higher-cost production and improved cash costs at Bloom Lake Mine.

Cash costs per ton at the Bloom Lake Mine were $83.87, down 3% from $86.64 in the prior year's quarter. The per-ton decrease is primarily the result of favorable foreign exchange rate variances of $5 per ton and reductions in spending on external services. This was partially offset by the impact of expensing approximately $8 per ton related to the west pit mine development during the second quarter of 2014 versus capitalizing these similar costs in previous periods. The change in expensing versus capitalizing the development costs was due to the mine's west pit production profile at the end of 2013. The Company also indicated it recorded $9 million in lower-cost-or-market inventory adjustments during the first quarter of 2014 related to tons sold in the second quarter of 2014.

Although Eastern Canadian Iron Ore's results did not include any sales volume from Wabush Mine during the second quarter of 2014, the Company incurred approximately $7 million in period costs and lower-cost-or-market inventory adjustment related to Wabush Mine.

Asia Pacific Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Volumes - In Thousands of Metric Tons
Total sales volume	2,900	2,990	5,541	5,295
Total production volume	2,731	2,916	5,521	5,588
Sales Margin - In Millions
Revenues from product sales and services	$233.1	$327.0	$487.3	$597.8
Cost of goods sold and operating expenses	197.1	232.0	385.0	441.5
Sales margin	$36.0	$95.0	$102.3	$156.3
Sales Margin - Per Metric Ton
Revenues from product sales and services	$80.38	$109.36	$87.94	$112.90
Cash cost*	53.38	63.65	54.79	68.63
Depreciation, depletion and amortization	14.59	13.95	14.69	14.75
Cost of goods sold and operating expenses	67.97	77.60	69.48	83.38
Sales margin	$12.41	$31.76	$18.46	$29.52

*
Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton, which is a non-GAAP financial measure, that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies.

Second-quarter 2014 Asia Pacific Iron Ore sales volume decreased 3% to 2.9 million tons, from 3.0 million tons in 2013’s second quarter. The decrease was attributed to the timing of vessel shipments.

Revenues per ton for the second quarter of 2014 decreased 26% to $80.38, from $109.36 in last year’s second quarter. This was primarily driven by a 19% year-over-year decrease in iron ore market pricing and unfavorable impacts due to more contracts being priced at the point of discharge versus loading. Realized revenues were also impacted by an unfavorable incremental foreign exchange hedging loss and higher freight rates.

Cash cost per ton in Asia Pacific Iron Ore decreased 16% to $53.38, from $63.65 in the 2013 comparable quarter. The decrease was primarily due to improvements across the operation, including: pit redesigns, an overhaul of the mobile maintenance strategy, mining efficiencies and logistics costs, as well as favorable foreign exchange rate variances of $2 per ton.

North American Coal

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Volumes - In Thousands of Short Tons
Total sales volume	2,036	2,087	3,607	3,874
Total production volume	1,881	1,729	3,586	3,459
Sales Margin - In Millions
Revenues from product sales and services	$179.1	$245.9	$345.3	$460.2
Cost of goods sold and operating expenses	231.8	239.3	446.4	451.8
Sales margin	$(52.7)	$6.6	$(101.1)	$8.4
Sales Margin - Per Short Ton
Revenues from product sales and services*	$72.84	$104.89	$79.68	$107.38
Cash cost**	83.01	88.12	90.55	89.49
Depreciation, depletion and amortization	15.72	13.61	17.16	15.72
Cost of goods sold and operating expenses*	98.73	101.73	107.71	105.21
Sales margin	$(25.89)	$3.16	$(28.03)	$2.17

*	Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin.
**
Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton, which is a non-GAAP financial measure, that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies.

For the second quarter of 2014, North American Coal sales volume was 2.0 million tons, a 2% decrease from 2.1 million tons sold in the prior year's comparable quarter. The decrease was driven by lower sales to certain customers due to lower domestic nominations for metallurgical coal sales, partially offset by increased low-volatile metallurgical coal export sales and increased thermal coal sales.

North American Coal’s 2014 second-quarter revenues per ton were down 31% to $72.84, versus $104.89 in the second quarter of 2013. The year-over-year decrease was primarily driven by lower market pricing for metallurgical coal products, along with a favorable impact in the prior year's second quarter related to carryover tons that were priced at a higher rate. The decrease was also attributable to an unfavorable product mix and increased sales to China, which realize lower revenues due to higher freight costs.

Second-quarter 2014 North American Coal cash costs were $83.01 per ton and included a $7 per ton lower-cost-or-market inventory adjustment. Excluding this inventory adjustment, second-quarter 2014 cash costs per ton decreased 14% to $76. This was primarily driven by improved fixed-cost leverage from increased production volumes, reduced royalties and lower severance costs. The Company also indicated it recorded $22 million in lower-cost-or-market inventory adjustments during the first quarter of 2014, which related to tons sold in the second quarter of 2014.

During the quarter, Cliffs issued a Worker Adjustment and Retraining Notification (“WARN”) notice to all employees of the Pinnacle Mine that it intends to temporarily idle its operations at the Pinnacle mine as a result of current poor market conditions for metallurgical coal. The notice was issued on June 25, 2014, and began the 60-day notice period that must be given prior to temporarily idling operations under the WARN Act. If market conditions do not improve, Cliffs expects that the idling of the Pinnacle mine could last more than six months beginning on or about Aug. 25, 2014.

Cash Flow and Liquidity
At the end of second-quarter 2014, Cliffs had $360 million of cash and cash equivalents versus $263 million in the year-ago quarter. Long-term debt was $3.3 billion with $378 million drawn under its existing credit facilities at quarter end, versus $440 million at the end of the prior year's second quarter.

As previously announced during the quarter, Cliffs entered into an agreement to amend its existing $1.75 billion unsecured revolving credit facility with its syndicate of banking partners. The amended agreement replaces the existing leverage-covenant ratio with a Debt-to-Capitalization ratio for the life of the facility in order to provide the Company a more consistent source of liquidity. The amended agreement also increases the current EBITDA-to-Interest covenant to a minimum requirement ratio of 3.5 times versus the previous requirement ratio of 2.5 times. With this agreement in place, Cliffs' liquidity at quarter end was $1.8 billion compared to $1.5 billion at the end of last year's comparable period.

For the second quarter, Cliffs used $41 million in cash from operations, versus generating $414 million in the 2013 comparable quarter. The decrease was primarily driven by unfavorable changes to working capital related to increased inventory on hand in Cliffs' North American business segments primarily due to the delay of the Great Lakes shipping season and reduced net income mainly attributable to lower pricing and shipments.

The Company decreased its second-quarter 2014 capital spending by $210 million, or 77%, to $61 million, mainly attributable to the suspension of expansion capital at Bloom Lake Mine. Cliffs also reported depreciation, depletion and amortization of $145 million.

Outlook
For the remainder of 2014, the demand for Cliffs’ steelmaking raw materials in North America is expected to be supported by continued improvements in the labor market, construction activity, and motor vehicle production. Demand for steelmaking raw materials in China is anticipated to remain high, as Chinese officials remain committed to achieving their targeted real GDP growth rate of approximately 7.5%. However, increased seaborne supply could continue to put downward pressure on pricing for steelmaking raw materials.

Due to the commodity pricing volatility for the products that Cliffs sells and for the purpose of providing a full-year outlook, Cliffs will utilize the year-to-date average 62% Fe seaborne iron ore spot price as of June 30, 2014, which was $112 per ton (C.F.R. China), as a base price assumption for providing its full-year 2014 revenues-per-ton sensitivities for the Company's iron ore business segments. With $112 per ton as a base price assumption for full-year 2014, included in the table below is the expected revenues-per-ton range for the Company's iron ore business segments and the per-ton sensitivity for each $10 per ton variance from the base price assumption.

2014 Full-Year Realized Revenue Sensitivity Summary (1)
	U.S. Iron Ore (2)	Eastern Canadian Iron Ore (3)	Asia Pacific Iron Ore (4)
Revenues Per Ton	$100 - $105	$85 - $90	$85 - $90
Sensitivity Per Ton (+/- $10)	+/- $1	+/- $4	+/- $5

(1)	Based on the average year-to-date 62% Fe seaborne iron ore fines price (C.F.R. China) of $112 per ton as of June 30, 2014.
(2)	U.S. Iron Ore tons are reported in long tons.
(3)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(4)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.

The revenues-per-ton sensitivities consider various contract provisions and lag-year adjustments contained in certain supply agreements. Actual realized revenues per ton for the full year will depend on iron ore price changes, customer mix, freight rates, production input costs and/or steel prices (all factors contained in certain of Cliffs' supply agreements).

U.S. Iron Ore Outlook (Long Tons)

For 2014, the Company is revising its full-year sales and production volume expectation to 22 million tons, which is the lower end of its previous expected range of 22 - 23 million tons. This was primarily driven by weather-related impacts.

The U.S. Iron Ore revenues-per-ton sensitivity included within the 2014 revenues-per-ton summary table above also includes the following assumptions:

•	2014 average hot-rolled steel pricing of $650 per ton; and

•	25% - 30% of the expected 2014 sales volume is linked to seaborne iron ore pricing

Cliffs is maintaining its 2014 full-year U.S. Iron Ore cash-cost-per-ton expectation of $65 - $70. The Company is reducing its depreciation, depletion and amortization expectation to approximately $5 per ton from its previous expectation of $7 per ton.

Eastern Canadian Iron Ore Outlook (Metric Tons, F.O.B. Eastern Canada)
For 2014, Cliffs is revising its full-year sales and production volume expectation to 7 million tons, which is the higher end of its previous expected range of 6 - 7 million tons. This includes approximately 750,000 tons from Wabush Mine and the remainder from Bloom Lake Mine, driven by consistent product availability.

The Eastern Canadian Iron Ore revenues-per-ton sensitivity is included within the 2014 revenues-per-ton sensitivity table above. The Company is reducing its full-year 2014 cash-cost-per-ton expectation in Eastern Canadian Iron Ore to $80 - $85 from its previous expectation of $85 - $90, primarily driven by an updated mine plan that includes lower strip ratios and reduced contract labor. Also, the full-year cash-cost-per-ton expectation only includes Bloom Lake Mine. Depreciation, depletion and amortization is expected to be approximately $23 per ton for full-year 2014.

Asia Pacific Iron Ore Outlook (Metric Tons, F.O.B. the port)
Cliffs is revising its full-year 2014 Asia Pacific Iron Ore expected sales and production volumes to approximately 11 million tons, which is the higher end of its previous expected range of 10 - 11 million tons. The product mix is expected to be approximately half lump and half fines iron ore.

The Asia Pacific Iron Ore revenues-per-ton sensitivity is included within the 2014 revenues-per-ton sensitivity table above. Cliffs is lowering its 2014 full-year Asia Pacific Iron Ore cash-cost-per-ton expectation to $55 - $60 from its previous expectation of $60 - $65, primarily driven by reduced royalties, improved maintenance practices and lower logistics costs. Depreciation, depletion and amortization is anticipated to be approximately $14 per ton for the full-year 2014.

North American Coal Outlook (Short Tons, F.O.B. the mine)

The Company is revising its full-year 2014 North American Coal expected sales and production volumes to 7 million tons, which is the lower end of its previous expected range of 7 - 8 million tons. The decrease is primarily driven by the aforementioned WARN notice regarding a potential idle of Pinnacle Mine. Sales volume mix is anticipated to be approximately 67% low-volatile metallurgical coal and 20% high-volatile metallurgical coal, with thermal coal making up the remainder.

Cliffs is lowering its full-year 2014 North American Coal revenues-per-ton outlook to $75 - $80 from its previous outlook of $80 - $85. The decrease is primarily driven by lower-than-expected market pricing for metallurgical coal products. Cliffs has approximately 76% of its expected 2014 sales volume committed and priced at approximately $80 per short ton at the mine.

Cliffs is maintaining its North American Coal full-year cash cost expectation of $85 - $90 per ton. Full-year 2014 depreciation, depletion and amortization is expected to be approximately $16 per ton.

The following table provides a summary of Cliffs’ 2014 guidance for its four business segments:

	2014 Outlook Summary
	U.S. Iron Ore (1)	Eastern Canadian Iron Ore (2)	Asia Pacific Iron Ore (3)	North American Coal (4)
Sales volume (million tons)	22	7	11	7
Production volume (million tons)	22	7	11	7
Cash cost per ton (5)	$65 - $70	$80 - $85	$55 - $60	$85 - $90
DD&A per ton	$5	$23	$14	$16

(1)	U.S. Iron Ore tons are reported in long tons.
(2)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(3)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.
(4)	North American Coal tons are reported in short tons, F.O.B. the mine.
(5)
Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton, which is a non-GAAP financial measure, that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies.

SG&A Expenses and Other Expectations
Cliffs is maintaining its full-year 2014 SG&A expense expectation of approximately $185 million, which excludes severance and proxy-contest-related costs. Cliffs is also maintaining its full-year cash outflows expectation for exploration of $15 million.

Also, as previously disclosed, Cliffs is expecting to incur approximately $100 million in costs related to the Wabush Mine idle for the year. Consolidated full-year 2014 depreciation, depletion and amortization is expected to be approximately $560 million.

Capital Budget
Cliffs is maintaining its 2014 capital expenditures budget of $275 - $325 million. This includes approximately $100 million in cash carryover capital, with the remainder primarily comprised of sustaining and license-to-operate capital.

Conference Call Information
Cliffs Natural Resources Inc. will host a conference call tomorrow, July 24, 2014, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.cliffsnaturalresources.com.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. The Company is a major global iron ore producer and a significant producer of high-and low-volatile metallurgical coal. Cliffs' strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world's largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs' products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Follow Cliffs on Twitter at: http://twitter.com/CliffsNR.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; our actual levels of capital spending; uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand , increases in supply and any slowing of the economic growth rate in China; a currently pending proxy contest and any other actions of activist shareholders; our ability to successfully identify and consummate any strategic investments and complete planned divestitures; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited); our ability to cost-effectively achieve planned production rates or levels; changes in sales volume or mix; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the impact of price-adjustment factors on our sales contracts; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding any modifications to sales contract provisions; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; the results of prefeasibility and feasibility studies in relation to development projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with leasehold interests, productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company's most recently filed reports with the U.S. Securities and Exchange Commission (the "SEC"). The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

Important Additional Information
Cliffs, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Cliffs' shareholders in connection with the matters to be considered at Cliffs' 2014 Annual Meeting. Cliffs filed a definitive proxy statement with the SEC on June 10, 2014 in connection with any such solicitation of proxies from Cliffs' shareholders. CLIFFS' SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Cliffs' directors and executive officers in Cliffs' shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with Cliffs' 2014 Annual Meeting. Information can also be found in Cliffs' Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the SEC on Feb. 14, 2014, as amended and filed with the SEC on April 30, 2014, and Cliffs' definitive proxy statement on Schedule 14A, filed with the SEC on June 10, 2014. Shareholders will be able to obtain the proxy statement, any amendments or supplements to the definitive proxy statement and other documents filed by Cliffs with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at Cliffs' website at www.cliffsnr.com or by contacting James Graham, Vice President, Chief Legal Officer & Secretary at (216) 694-5504. Shareholders may also contact D.F. King & Co., Inc., Cliffs' proxy solicitor, toll-free at (800) 487-4870 or by email at cliffs@dfking.com.
SOURCE: Cliffs Natural Resources Inc.

INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:

Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316

Jordan Kovler D.F. King & Co., Inc. (212) 493-6990	Joele Frank, Meaghan Repko or Andrea Rose Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449
FINANCIAL TABLES FOLLOW
###

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,018.6	$1,391.6	$1,879.5	$2,474.2
Freight and venture partners' cost reimbursements	82.2	96.9	161.3	154.8
	1,100.8	1,488.5	2,040.8	2,629.0
COST OF GOODS SOLD AND OPERATING EXPENSES	(1,008.8)	(1,220.3)	(1,885.6)	(2,122.9)
SALES MARGIN	92.0	268.2	155.2	506.1
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(52.5)	(48.9)	(103.6)	(97.3)
Exploration costs	(3.4)	(12.6)	(7.6)	(35.3)
Miscellaneous - net	(47.8)	55.3	(106.4)	56.8
	(103.7)	(6.2)	(217.6)	(75.8)
OPERATING INCOME	(11.7)	262.0	(62.4)	430.3
OTHER INCOME (EXPENSE)
Interest expense, net	(44.8)	(40.7)	(87.5)	(89.8)
Other non-operating income	2.2	(2.8)	3.4	(1.7)
	(42.6)	(43.5)	(84.1)	(91.5)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	(54.3)	218.5	(146.5)	338.8
INCOME TAX BENEFIT (EXPENSE)	69.1	(9.3)	90.9	(3.3)
EQUITY LOSS FROM VENTURES, net of tax	(0.3)	(67.9)	(0.6)	(73.4)
NET INCOME (LOSS)	14.5	141.3	(56.2)	262.1
LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(3.6)	4.7	(3.2)	(9.1)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$10.9	$146.0	$(59.4)	$253.0
PREFERRED STOCK DIVIDENDS	(12.8)	(12.9)	(25.6)	(22.8)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$(1.9)	$133.1	$(85.0)	$230.2

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$(0.01)	$0.87	$(0.56)	$1.53
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$(0.01)	$0.82	$(0.56)	$1.49
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	153,087	153,011	153,064	150,418
Diluted	153,087	178,428	153,064	169,708
CASH DIVIDENDS DECLARED PER DEPOSITARY SHARE	$0.44	$0.44	$0.88	$0.78
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$0.15	$0.30	$0.30

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	June 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$359.9	$335.5
Accounts receivable, net	198.3	270.0
Inventories	648.8	391.4
Supplies and other inventories	200.0	216.0
Income tax receivable	35.4	74.1
Other current assets	221.4	273.0
TOTAL CURRENT ASSETS	1,663.8	1,560.0
PROPERTY, PLANT AND EQUIPMENT, NET	11,004.8	11,153.4
OTHER ASSETS	433.8	408.5
TOTAL ASSETS	$13,102.4	$13,121.9
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$266.0	$345.5
Accrued expenses	338.0	392.7
Short-term and current portion of long-term debt	161.1	20.9
Other current liabilities	272.4	326.4
TOTAL CURRENT LIABILITIES	1,037.5	1,085.5
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	276.6	294.0
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	304.7	309.7
DEFERRED INCOME TAXES	1,034.1	1,146.5
LONG-TERM DEBT	3,293.0	3,022.6
OTHER LIABILITIES	326.9	379.3
TOTAL LIABILITIES	6,272.8	6,237.6
EQUITY
CLIFFS SHAREHOLDERS' EQUITY	6,027.6	6,069.5
NONCONTROLLING INTEREST	802.0	814.8
TOTAL EQUITY	6,829.6	6,884.3
TOTAL LIABILITIES AND EQUITY	$13,102.4	$13,121.9

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Six Months Ended June 30,
	2014	2013
OPERATING ACTIVITIES
Net income (loss)	$(56.2)	$262.1
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	286.4	284.9
Deferred income taxes	(139.0)	(121.5)
Other	24.8	52.3
Changes in operating assets and liabilities:
Receivables and other assets	85.5	87.2
Product inventories	(251.7)	(105.8)
Payables and accrued expenses	(73.7)	(70.3)
Net cash provided (used) by operating activities	(123.9)	388.9
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(164.3)	(501.2)
Other investing activities	16.0	0.9
Net cash used by investing activities	(148.3)	(500.3)
FINANCING ACTIVITIES
Net proceeds from issuance of Series A, Mandatory Convertible Preferred Stock, Class A	—	709.4
Net proceeds from issuance of common shares	—	285.3
Repayment of term loan	—	(847.1)
Borrowings under credit facilities	730.4	437.0
Repayment under credit facilities	(315.6)	(322.0)
Common stock dividends	(46.0)	(46.0)
Preferred stock dividends	(25.6)	(10.0)
Other financing activities	(52.5)	(13.3)
Net cash provided by financing activities	290.7	193.3
EFFECT OF EXCHANGE RATE CHANGES ON CASH	5.9	(13.8)
INCREASE IN CASH AND CASH EQUIVALENTS	24.4	68.1
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	335.5	195.2
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$359.9	$263.3